Exhibit 3.1

SIXTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFRAREDX, INC.

Infraredx, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware does hereby certify that:

ONE: The original name of this company is InfraReDx, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware (the “Secretary”) was November 16, 1999.

TWO: The Fifteenth Amended and Restated Certificate of Incorporation of this company as filed with the Secretary on November 7, 2014 is hereby amended and restated to read as follows (the “Amended Charter”):

I.

The name of this company is Infraredx, Inc. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of this Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is fifty million (50,000,000) shares, thirty five million (35,000,000) shares of which shall be Common Stock (the “Common Stock”), fifteen million (15,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share.

Effective at the time of filing of this Sixteenth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (such time being referred to herein as the “Effective Time”), (i) each 40 outstanding shares of Common Stock of the Company shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Common Stock; (ii) each 40 outstanding shares of Series A Preferred Stock of the Company (“Series A Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series A Preferred Stock; (iii) each 40 outstanding shares of Series A-1 Preferred Stock of the Company (“Series A-1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series A-1 Preferred Stock; (iv) each 40 outstanding shares of Series B Preferred

Stock of the Company (“Series B Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series B Preferred Stock; (v) each 40 outstanding shares of Series B-1 Preferred Stock of the Company (“Series B-1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series B-1 Preferred Stock; (vi) each 40 outstanding shares of Series C Preferred Stock of the Company (“Series C Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series C Preferred Stock; (vii) each 40 outstanding shares of Series C-1 Preferred Stock of the Company (“Series C-1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series C-1 Preferred Stock; (viii) each 40 outstanding shares of Series D Preferred Stock of the Company (“Series D Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series D Preferred Stock; (ix) each 40 outstanding shares of Series D-1 Preferred Stock of the Company (“Series D-1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series D-1 Preferred Stock; (x) each 40 outstanding shares of Series E Preferred Stock of the Company (“Series E Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series E Preferred Stock; and (xi) each 40 outstanding shares of Series E-1 Preferred Stock of the Company (“Series E-1 Preferred”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series E-1 Preferred Stock (collectively, the “Reverse Stock Split”).

No fractional shares of Common Stock or any series of Preferred Stock shall be issued upon combination of any such shares in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional shares, the Company shall, upon request by any stockholder, in lieu of issuing any fractional shares, pay cash equal to the product of each such fractional share on an as-converted to Common Stock basis multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing Reverse Stock Split) (as determined by the Board of Directors) as of the Effective Time, rounded up to the nearest whole cent.

From and after the Reverse Stock Split and Effective Time, each stock certificate formerly representing shares of Common Stock and each series of Preferred Stock shall represent the number of shares of Common Stock or the applicable series of Preferred Stock, as applicable, into which such shares shall have been combined pursuant to this Sixteenth Amended and Restated Certificate of Incorporation; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Common Stock or any series of Preferred Stock shall receive, upon surrender of such certificate or certificates to the Company at any time during normal business hours at the principal executive offices of the Company or at the office of the Company’s transfer agent, accompanied by a written request from such person, a new certificate evidencing and representing the number of shares of Common Stock or the applicable series of Preferred Stock, as applicable, to which such person is entitled as a result of the Reverse Stock Split.

The par value of each share of Common Stock and each series of Preferred Stock shall not be adjusted in connection with the Reverse Stock Split.

A. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, with each such share being entitled to such number of votes per share as provided in this Article IV.

B. One million three hundred seventy five thousand (1,375,000) of the authorized shares of Preferred Stock are hereby designated as Series E-1 Preferred Stock (the “Series E-1 Preferred”), five million four thousand seven hundred thirty nine (5,004,739) of the authorized shares of Preferred Stock are hereby designated as Series E Preferred Stock (the “Series E Preferred”), three hundred thirty three thousand fifty eight (333,058) of the authorized shares of Preferred Stock are hereby designated as Series D Preferred Stock (the “Series D Preferred”), seven hundred sixty three thousand seven hundred forty seven (763,747) of the authorized shares of Preferred Stock are hereby designated as Series D-1 Preferred Stock (the “Series D-1 Preferred”), three hundred eleven thousand five hundred ninety six (311,596) of the authorized shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (the “Series C-1 Preferred”), three hundred fifty five thousand four hundred fifty one (355,451) of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (the “Series C Preferred”), four hundred sixty four thousand eight hundred sixty eight (464,868) of the authorized shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (the “Series B-1 Preferred”), one hundred seventy five thousand six hundred forty one (175,641) of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred”), one hundred seventy four thousand five hundred fifty six (174,556) of the authorized shares of Preferred Stock are hereby designated Series A Preferred (the “Series A Preferred”), and two million nine hundred eighty three thousand nine hundred three (2,983,903) of the authorized shares of Preferred Stock are hereby designated Series A-1 Preferred (the “Series A-1 Preferred”, and together with the Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C-1 Preferred, Series C Preferred, Series B-1 Preferred, Series B Preferred and Series A Preferred, the “Series Preferred”).

C. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock (the “Undesignated Preferred”) in one or more series, and, with respect to such Undesignated Preferred, to (i) fix the number of shares, (ii) determine or alter for each such series of Undesignated Preferred such voting powers, full or limited, or no voting powers, and (iii) determine such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Undesignated Preferred and as may be permitted by the Delaware General Corporation Law. This Article IV. C shall be subject to the protective provisions of the Series Preferred.

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Dividends may be declared and paid on Common Stock from funds legally available therefor when, as and if declared by the Board of Directors (the “Board”) and subject to the preferential dividend rights of the Series Preferred (as described below).

(b) Subject to the right of any series of Preferred Stock that may from time to time come into existence, holders of Series E-1 Preferred and Series E Preferred (collectively, the “Series E Preferred Shares”) in preference to the holders of the Series D Preferred, Series D-1 Preferred, Series C-1 Preferred, Series C Preferred, Series B-1 Preferred, Series B Preferred, Series A-1 Preferred and Series A Preferred (collectively, the “Junior Preferred”) and Common Stock, shall be entitled to receive cumulative dividends, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Series E and Series E-1 Original Issue Prices (as defined below), respectively, per annum on each outstanding share of Series E Preferred Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar transactions with respect to such shares after the Reverse Stock Split and the Effective Time).

(c) Subject to the right of any series of Preferred Stock that may from time to time come into existence and subject to the right of Series E Preferred Shares, holders of Series D Preferred and Series D-1 Preferred (collectively, the “Series D Preferred Shares”) in preference to the holders of the Series C-1 Preferred, Series C Preferred, Series B-1 Preferred, Series B Preferred, Series A Preferred and the Series A-1 Preferred (collectively, the “Other Series Preferred”) and Common Stock, shall be entitled to receive cumulative dividends, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Series D and Series D-1 Original Issue Prices (as defined below), respectively, per annum on each outstanding share of Series D Preferred shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar transactions with respect to such shares after the Reverse Stock Split and the Effective Time).

(d) Subject to the right of any series of Preferred Stock that may from time to time come into existence, holders of the Other Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive cumulative dividends, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) for such Other Series Preferred, respectively, per annum on each outstanding share of the Other Series Preferred, as applicable, (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar transactions with respect to such shares after the Reverse Stock Split and the Effective Time).

(e) The “Original Issue Price” shall mean $16.00 per share for the Series E-1 Preferred, $24.80 per share for the Series E Preferred and Series D Preferred, $17.36 per share for the Series D-1 Preferred, $72.00 per share for the Series C-1 Preferred, $48.00 per share for the Series C Preferred, $48.00 per share for the Series B-1 Preferred, $48.00 per share for the Series B Preferred, $48.00 per share for the Series A Preferred and $131.60 per share for the Series A-1 Preferred (with each such per share amount to be appropriately adjusted for any stock dividends, combinations, splits recapitalizations, and similar transactions with respect to such shares after the Reverse Stock Split and the Effective Time).

(f) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(b), 1(c) and 1(d) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

(g) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(h) The provisions of Sections 1(f) and Section 1(g) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board of Directors, including (a) the vote of at least one of the Series B/B-1 Directors (as defined below), (b) at least one of the Series D Director and the Series E Director (each as defined below) and (c) the Investor Director (as defined in that certain Voting Agreement dated as of July 12, 2013, as amended on or about November 7, 2014 by and among the Company and the other parties named therein).

2.	VOTING RIGHTS.

(a) General Rights. Each holder of Common Stock is entitled to one vote for each share held at all meetings of stockholders (and written consents in lieu of meetings). Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series E Preferred Shares. For so long as at least four hundred fifty thousand (450,000) shares of the Series E Preferred Shares (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E Preferred Shares after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 80% of the outstanding Series E Preferred Shares, in each case voting as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions; provided, however, that at least a majority of the outstanding Series E Preferred Shares, in each case voting as a single class on an as-converted basis, shall be necessary for effecting or validating (i) any such action in connection with (A) an IPO or (B) remuneration to the Company’s directors, officers, employees or consultants and (ii) from July 12, 2015, (x) the actions in items (iii), (vi), (viii), and (x) below and (y) in connection with an equity financing (including the issuance of any security convertible into equity), the actions in items (i), (ii), (iv) and (ix) below:

(i) Any alteration or change in the rights, preferences or privileges of the Series E Preferred Shares;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred Shares;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series E Preferred Shares in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b) below;

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of (a) at least one of the Series D Director and the Series E Director and (b) the Investor Director;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority of the Company’s Board of Directors, including the vote of (a) at least one of the Series D Director and the Series E Director and (b) the Investor Director;

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members) and any increase or decrease in the number of seats elected by the holders of a majority of the outstanding shares of the Common Stock and Series Preferred, voting together as a single class on an as-converted basis;

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation;

(xii) Any issuance of Series E Preferred Shares after the Effective Time unless such issuance has been approved by a majority of the Company’s Board of Directors, including the vote of (a) at least one of the Series D Director and the Series E Director and (b) the Investor Director; or

(XIII) Any modification to the provisions of this Section 2(b).

(c) Separate Vote of Series D Preferred Shares. For so long as at least one hundred sixty two thousand five hundred (162,500) shares of the Series D Preferred Shares (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Preferred Shares after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series D Preferred Shares, voting as a single class, shall be necessary for effecting or validating the following actions:

(i) Any alteration or change in the rights, preferences or privileges of the Series D Preferred Shares;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series D Preferred Shares;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series D Preferred Shares in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of at least one of the Series B/B-1 Directors;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority the Company’s Board of Directors including the vote of at least one of the Series B/B-1 Directors;

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members);

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation;

(xii) Any issuance of Series D Preferred Shares after the Effective Time unless such issuance has been approved by the Board of Directors, including at least one of the Series B/B-1 Directors; or

(xiii) Any modification to the provisions of this Section 2(c).

(d) Separate Vote of Series C-1 Preferred. For so long as at least fifty thousand (50,000) shares of the Series C-1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C-1 Preferred after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C-1 Preferred, voting as a single class, shall be necessary for effecting or validating the following actions:

(i) Any alteration or change in the rights, preferences or privileges of the Series C-1 Preferred;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series C-1 Preferred;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C-1 Preferred in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or the Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of at least one of the Series B/B-1 Directors;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority the Company’s Board of Directors including the vote of at least one of the Series B/B-1 Directors;

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members);

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation;

(xii) Any issuance of Series C-1 Preferred after the Effective Time unless such issuance has been approved by the Board of Directors, including at least one of the Series B/B-1 Directors; or

(xiii) Any modification to the provisions of this Section 2(d).

(e) Separate Vote of Series C Preferred. For so long as at least fifty thousand (50,000) shares of the Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred, voting as a single class, shall be necessary for effecting or validating the following actions:

(i) Any alteration or change in the rights, preferences or privileges of the Series C Preferred;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series C Preferred;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of at least one of the Series B/B-1 Directors;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority the Company’s Board of Directors including the vote of at least one of the Series B/B-1 Directors;

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members);

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation; or

(xii) Any modification to the provisions of this Section 2(e).

(f) Separate Vote of Series B-1 Preferred. For so long as at least fifty thousand (50,000) shares of the Series B-1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B-1 Preferred after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B-1 Preferred, voting as a single class, shall be necessary for effecting or validating the following actions:

(i) Any alteration or change in the rights, preferences or privileges of the Series B-1 Preferred;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series B-1 Preferred;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B-1 Preferred in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or the Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of at least one of the Series B/B-1 Directors;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority the Company’s Board of Directors including the vote of at least one of the Series B/B-1 Directors;

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members);

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation; or

(xii) Any modification to the provisions of this Section 2(f).

(g) Separate Vote of Series B Preferred. For so long as at least fifty thousand (50,000) shares of the Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, voting as a single class, shall be necessary for effecting or validating the following actions:

(i) Any alteration or change in the rights, preferences or privileges of the Series B Preferred;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series B Preferred;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in any rights, including without limitation rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment of dividends or other distributions with respect to the Series Preferred or Common Stock (except for payment of Common Stock dividends, acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, or upon an exercise of the Company’s right of first refusal to purchase shares of Common Stock or Series Preferred);

(vi) Any agreement by the Company or its stockholders regarding an Acquisition or Asset Transfer, as defined in Section 4(b);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Permit or consent to any transaction or series of related transactions during a twelve month period in which in excess of twenty percent (20%) of the Company’s outstanding voting securities, as determined following such transaction, are transferred or otherwise acquired unless such transaction or transactions are approved by a majority of the Company’s Board of Directors, including the vote of at least one of the Series B/B-1 Directors;

(ix) Any action which results in the Company incurring obligations in excess of $500,000 whether in a single transaction or series of related transactions unless approved by a majority the Company’s Board of Directors including the vote of at least one of the Series B/B-1 Directors:

(x) Any increase or decrease in the authorized number of members of the Company’s Board of Directors (other than an increase of up to nine authorized members);

(xi) Any acquisition by the Company of all or substantially all the assets or capital stock of another corporation; or

(xii) Any modification to the provisions of this Section 2(g).

(h) Separate Vote of Series A Preferred. For so long as at least thirty five thousand five hundred twenty eight (35,528) shares of the Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the Reverse Stock Split and the Effective Time) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred, voting as a single class, shall be necessary for effecting or validating any amendment to this Certificate of Incorporation if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred, increase or decrease the par value of the Series A Preferred, or alter or change the powers, preferences, or special rights of the Series A Preferred so as to effect the Series A Preferred adversely.

(i) Separate Vote of Series A-1 Preferred. For so long as at least twenty nine thousand eight hundred thirty nine (29,839) shares of Series A-1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A-1 Preferred after the Reverse Stock Split and the Effective Time), remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A-1 Preferred, voting as a single class, shall be necessary for effecting or validating any amendment to this Certificate of Incorporation if such amendment would increase or decrease the aggregate number of authorized shares of Series A-1 Preferred, increase or decrease the par value of the Series A-1 Preferred, or alter or change the powers, preferences, or special rights of the Series A-1 Preferred (the “Proposed Modification”) so as to effect the Series A-1 Preferred adversely provided such Proposed Modification does not affect the entire class of Preferred Stock.

(j) Subsequent Financing. Notwithstanding the foregoing contained in Section 2 herein, no separate Series A-1 Preferred vote shall be required (other than as required by the DGCL) with respect to the authorization and issuance of shares of Preferred Stock in connection with a future financing of the Company.

(k) Election of Board of Directors.

(i) The size of the Board of Directors shall be no less than six and no greater than nine members;

(ii) The holders of a majority of the outstanding shares of the Series B Preferred and Series B-1 Preferred, voting together as a single class on an as-converted basis, shall be entitled (i) to elect two (2) members of the Board of Directors (each, a “Series B/B-1 Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, (ii) to remove from office such directors, and (iii) to fill any vacancy caused by the resignation, death or removal of such directors;

(iii) The holders of a majority of the outstanding shares of Series D Preferred Shares, voting as a separate class, shall be entitled (i) to elect one (1) member of the Board of Directors (the “Series D Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, (ii) to remove from office such director, and (iii) to fill any vacancy caused by the resignation, death or removal of such director;

(iv) The holders of a majority of the outstanding shares of Series E Preferred Shares, voting as a separate class, shall be entitled (i) to elect one (1) member of the Board of Directors (the “Series E Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, (ii) to remove from office such director, and (iii) to fill any vacancy caused by the resignation, death or removal of such director;

(v) The holders of a majority of the outstanding shares of Common Stock, voting as a separate class, shall be entitled (i) to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, (ii) to remove from office such director, and (iii) to fill any vacancy caused by the resignation, death or removal of such director; and

(vi) The holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled (i) to elect up to four (4) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, (ii) to remove from office such directors and (iii) to fill any vacancy caused by the resignation, death or removal of such directors.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series Preferred or Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, (i) the holders of Series E-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series E-1 Preferred held by them, an amount per share equal to three (3) times the Series E-1 Original Issue Price plus all accrued and declared and unpaid dividends on such shares and (ii) the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series E Preferred held by them, an amount per share equal to the Series E Original Issue Price plus all accrued and declared and unpaid dividends on such share. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred Shares of the liquidation preference set forth in this Section 3(a)(i) and (ii), then such assets (or consideration) shall be distributed among the holders of Series E Preferred Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series E Preferred Shares as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Other Series Preferred or Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series D Preferred Shares shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series D Preferred Shares held by them, an amount per share equal to the applicable Original Issue Price of such share plus all accrued and declared and unpaid dividends on such share. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred Shares of the liquidation preference set forth in this Section 3(b), subject to the right of any series of Preferred Stock that may from time to time come into existence, then such assets (or consideration) shall be distributed among the holders of Series D Preferred Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series E Preferred Shares and the Series D Preferred Shares as set forth in Sections 3(a) and 3(b) above,

before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of the Other Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Other Series Preferred held by them, an amount per share equal to the applicable Original Issue Price of such share plus all accrued and declared and unpaid dividends on such share. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of the Other Series Preferred of the liquidation preference set forth in this Section 3(c), subject to the right of any series of Preferred Stock that may from time to time come into existence, then such assets (or consideration) shall be distributed among the holders of Other Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) After the payment of the full liquidation preference of the Series E Preferred Shares, Series D Preferred Shares and Other Series Preferred as set forth in Sections 3(a), 3(b) and 3(c) above, subject to the right of any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3 above. An Acquisition and an Asset Transfer shall be considered a Liquidation Event under Section 3 above.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, do not own at least a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization in substantially the same proportions; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of a majority of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is other than cash, its value will be deemed its fair market value as determined in good faith by the unanimous consent of the Board of Directors on the date such determination is made.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of Section 5(d), any shares of Series Preferred may, at the option of the holder, be converted at any time (except that upon any liquidation of the Company, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series Preferred) into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) of such series of Series Preferred by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of any series of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for each series of Series Preferred shall, as of the Effective Time, be the Original Issue Price of such series of Series Preferred other than (i) $48.00 in the case of the Series C-1 Preferred, (ii) $22.32 in the case of the Series D Preferred and (iii) $15.62 in the case of the Series D-1 Preferred (each, a corresponding “Series Preferred Conversion Price”). The applicable Series Preferred Conversion Price for each series shall be adjusted from time to time after the Reverse Stock Split and the Effective Time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the Series Preferred into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the shares of Series Preferred. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors, including (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and the Series E Director, and (c) the Investor Director, as of the date of such conversion), any accrued or declared and unpaid dividends on the shares of Series Preferred being converted, and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors, including (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and the Series E Director, and (c) the Investor Director, as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate or certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Reverse Stock Split and the Effective Time, the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Effective Time the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Reverse Stock Split and the Effective Time, the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred, the applicable Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Reverse Stock Split and the Effective Time, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an

Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Issuance of Shares Below Series Preferred Conversion Price(s).

(i) If at any time or from time to time after the Effective Time, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then applicable Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the corresponding then existing Series Preferred Conversion Price shall be adjusted, as of the opening of business on the date of such issue or sale, as follows:

(A) with respect to the Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C-1 Preferred, Series C Preferred, Series B-1 Preferred and Series B Preferred, the corresponding then existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such Effective Price; and

(B) with respect to the Series A Preferred and Series A-1 Preferred, the corresponding then existing Series Preferred Conversion Price for such Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such corresponding then existing Series Preferred Conversion Price with respect to the Series A Preferred and Series A-1 Preferred, as applicable, in effect immediately prior to such issuance or sale by a fraction:

(x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price for such Series A Preferred and Series A-1 Preferred shares, and

(y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of Sections 5(h)(i)(B)(x) and (y) above, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding (not including shares owned or held by or for the account of the Company), (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date (not including shares owned or held by or for the account of the Company), and (C) the number of shares of Common Stock issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to any applicable Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and the Series E Director and (c) the Investor Director, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, including the affirmative vote of (a) at least one of the Series B/B-1 Directors, (b) at least of one of the Series D Director and the Series E Director and (c) the Investor Director, to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such Additional Shares of Common Stock is less than any Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum aggregate amount of consideration, if any, payable to the Company upon the exercise of such rights or options;

(B) in the case of Convertible Securities, the minimum aggregate amount of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum aggregate amount of such consideration cannot be ascertained, but is a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum aggregate amount of consideration without reference to such clauses;

(C) if the minimum aggregate amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities; and

(D) no further adjustment of any Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and Series E Director and (c) the Investor Director;

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Effective Time;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, purchase of all or substantially all of an entity’s stock or assets, or similar business combination approved by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, at least one of the Series D Director and Series E Director and (c) the Investor Director;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing and any associated guarantee from a bank, similar financial institution or other lender approved by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and Series E Director and (c) the Investor Director;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company approved by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and Series E Director and (c) the Investor Director;

(G) any Common Stock or Convertible Securities issued for non-capital raising purposes in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, strategic alliances, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board of Directors, including the vote of (a) at least one of the Series B/B-1 Directors, (b) at least one of the Series D Director and Series E Director and (c) the Investor Director;

(H) shares of Common Stock or Convertible Securities issued in connection with any stock split, stock dividend, recapitalization of the Company or other similar event;

(I) shares of Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C Preferred and the Series C-1 Preferred and the Common Stock issued pursuant to the conversion of the Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C Preferred and Series C-1 Preferred;

(J) shares of Common Stock or Convertible Securities issued by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commissions or regulatory authorities in Canada;

(K) shares of Convertible Securities (and the Common Stock issuable upon conversion thereof) provided in convertible promissory notes outstanding as of the Effective Time;

(L) shares of Convertible Securities (and the Common Stock issuable upon conversion thereof) issued or issuable pursuant to warrants to purchase Series E Preferred; and

(M) solely with respect to the Series A-1 Preferred, Convertible Securities (and the Preferred Stock and Common Stock issuable upon exercise and/or conversion thereof) issued or issuable in connection with a future financing of the Company.

References to Common Stock in the subsections of this clause (v) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if any series of Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall furnish such certificate to each registered holder of the affected series of Series Preferred. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price of at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of two-thirds of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Conversion Price for such share of the Series Preferred, (A) at any time upon the affirmative election of the holders of at least a majority of the then outstanding shares of the Series Preferred voting together as a single class on an as-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in the United States or pursuant to a receipt issued for a final prospectus by the applicable securities commissions or regulatory authorities in Canada covering the offer and sale of Common Stock for the account of the Company (an “IPO”) in which the gross cash proceeds to the Company (before deducting underwriting discounts, commissions and fees) are at least $20,000,000 (the “Qualifying Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of any of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of

Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) three (3) days after deposit with an internationally recognized courier, specifying express day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.	NO REISSUANCE OF SERIES PREFERRED.

No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. A director of this Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

B. Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Sixteenth Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Sixteenth Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

D. The Company is to have a perpetual existence.

E. The books of the Company may be kept at such place within or without the State of Delaware as the Bylaws of the Company may provide or as may be designate from time to time by the Board of Directors of the Company.

F. The Company reserves the right to amend or repeal any provision contained in this Sixteenth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and as set forth herein, and all rights conferred upon a stockholder herein are subject to this provision.

* * * *

THREE: This Sixteenth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FOUR: This Sixteenth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Sixteenth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, INFRAREDX, INC. has caused this Sixteenth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 16th day of January, 2015.

INFRAREDX, INC.

/s/ Donald Southard
Donald Southard
Chief Executive Officer